UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2011

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12390 El Camino Real, Suite 150, San Diego, California		92130
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2011, the board of directors (the "Board") of ADVENTRX Pharmaceuticals, Inc. (the "Company") approved the appointment of David A. Ramsay to the Board and the audit committee of the Board, effective as of June 15, 2011 immediately following the Company’s annual meeting of stockholders. Mr. Ramsay will fill the vacancy on the Board and the audit committee created by Odysseas D. Kostas’ resignation on May 5, 2011. The Board has determined that Mr. Ramsay is an "independent director" as such term is defined in Section 803A(2) of the NYSE Amex LLC Company Guide and meets the applicable additional eligibility standards for audit committee service under Section 803B(2) of the NYSE Amex LLC Company Guide. Mr. Ramsay was not selected to serve as a director of the Company due to any arrangement or understanding with any person.

Pursuant to the Company’s current director compensation policy, as a non-employee member of the Board, Mr. Ramsay will receive a quarterly retainer of $5,000 (pro-rated with respect to the second quarter of 2011) and $1,000 for each meeting of the Board and each meeting of a Board committee that he attends. In addition, pursuant to the director compensation policy, in connection with his appointment to the Board effective as of June 15, 2011, he will be eligible to receive an "inducement option" and an "annual option" to purchase shares of the Company’s common stock. The Company’s director compensation policy is described in the Company’s definitive proxy statement for the annual meeting of stockholders to be held June 15, 2011 under the section titled "Director Compensation." A copy of the definitive proxy statement is available at https://www.proxydocs.com/anx.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

May 13, 2011	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: President and Chief Operating Officer